CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series I of our report dated January 13, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Small Cap Fund; of our reports dated January 14, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Series Equity Growth Fund and Fidelity Real Estate High Income Fund, which appear in Fidelity Advisor Series I’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2026